Exhibit 10.99.3

MODIFICATION OF ENGAGEMENT AGREEMENT

This Modification of Engagement Agreement (“Modification Agreement”) is entered into on March 10, 2006 between Silverwood Partners LLC (“Silverwood”) and Path 1 Network Technologies Inc. (“Path 1”).

This Modification Agreement relates to (1) an engagement letter agreement entered into between Silverwood and Path 1 on September 9, 2004 (the “Engagement Agreement”) and (2) Path 1’s December 6, 2005 financing transactions (the “Laurus Transaction”) with Laurus Master Fund Ltd. (“Laurus”), pursuant to which Path 1 issued to Laurus (i) a Secured Convertible Note in the principal amount of $2,100,000 (the “Laurus Note”), convertible into shares of Common Stock at an initial fixed conversion price equal to $2.6316, and (ii) Warrants exercisable at $2.89 per share for the purchase of shares of Common Stock. Under the Laurus Note Path 1 must, in certain circumstances, make scheduled payments of principal and interest in shares of Common Stock.

On February 17, 2006, Silverwood filed a lawsuit (Silverwood Partners LLC vs. Path 1 Network Technologies Inc., No. 06 CA 10303 NMG (United States District Court, District of Massachusetts) against Path 1 (the “Lawsuit”).

1. In exchange for Silverwood’s agreement to modify the parties’ rights and obligations under the Engagement Agreement, as set forth in Paragraph 3 below, as follows:

a. Path 1 agrees to issue the Modification Shares, as defined below, to Silverwood on the Request Date. The “Request Date” is the date on which Path 1, knowing that the SEC is prepared to declare effective a Form S-3 resale registration statement (as amended through the Request Date) covering the Settlement Shares (and any other securities covered by such registration statement), requests that the SEC declare the registration statement effective two business days thereafter. The “Modification Shares” are a number of shares of Path 1 Common Stock equal to $80,000 divided by the product of 0.75 times the closing sale price of Path 1 Common Stock on the second trading day before the Request Date. Path 1 agrees to file the registration statement by no later than 14 days after the SEC declares the resale registration statement for Laurus’ underlying shares effective or, if earlier, by April 7, 2006.

b. Path 1 agrees to issue to Silverwood 31,920 Path 1 common stock warrants with an initial exercise price of $2.6316 per share, expiring on December 6, 2013, in the form contemplated by the Engagement Agreement with regard to the Laurus Transaction. Silverwood hereby assigns and Path 1 agrees to transfer such warrants to Silverwood’s representatives in the amounts of: Jonathan Hodson-Walker, 20,000 warrants, Nicolas A. McCoy 10,320 warrants and John C. Bowen 1,600 warrants.

2. In exchange for Silverwood’s agreement to dismiss the Lawsuit with prejudice and to waive all claims that it may have with respect to the Laurus Transaction (all as set forth in further detail in paragraph 5 below), Path 1 agrees as follows:

a. Path 1 agrees to issue the Settlement Shares, as defined below, to Silverwood on the Request Date. The “Settlement Shares” are a number of shares of Path 1 Common Stock equal to $20,000 divided by the product of 0.75 times the closing sale price of Path 1 Common Stock on the second trading day before the Request Date. Path 1 agrees to file the registration statement by no later than 14 days after the SEC declares the resale registration statement for Laurus’ underlying shares effective or, if earlier, by April 7, 2006.

b. Path 1 agrees to issue to Silverwood 7,980 Path 1 common stock warrants with an initial exercise price of $2.6316 per share, expiring on December 6, 2013, in the form contemplated by the Engagement Agreement with regard to the Laurus Transaction. Silverwood hereby assigns and Path 1 agrees to transfer such warrants to Silverwood’s representatives in the amounts of: Jonathan Hodson-Walker 5,000 warrants, Nicolas A. McCoy 2,580 warrants and John C. Bowen 400 warrants

3. Silverwood agrees that until the Request Date it shall not, directly or indirectly, sell any Path 1 securities or establish or increase a short position in Path 1 securities, or induce anyone else to do so. Silverwood represents that it is acquiring the Modification Shares and the Settlement Shares for investment and not with a view to distribution thereof.

4. The Engagement Agreement is amended so that (a) Silverwood is entitled to no compensation or fees of any kind for any past or future Path 1 transaction except as have already been paid, or are expressly required by this Modification Agreement; (b) in the event of any Private Placement from any entity on Schedule A of the List, as defined below, (other than as provided in Section 4(c) hereof)) which closes between the date hereof and June 24, 2006, Path 1 shall pay Silverwood 50% of the Cash Fee (up to a maximum payment of $150,000) and 50% of the number of Warrants indicated by Section 2(b)(ii) of the Engagement Agreement (up to a maximum number of Warrants which corresponds to the $150,000 Cash Fee cap); (c) in the event that Silverwood arranges a telephonic or physical meeting between an investor on Schedule B of the List and Path 1’s management which occurs within 14 days after the date of this Modification Agreement and a definitive agreement for a Private Placement from an investor on Schedule B of the List is signed between the date hereof and June 24, 2006, Path 1 shall pay Silverwood the full indicated Cash Fee and Warrants for such Private Placement from such investor; and (d) in the event of any Sale which closes between today and June 24, 2006, Path 1 shall pay Silverwood 50% of the Success Fee (up to a maximum of $150,000). As so amended, the Engagement Agreement shall survive this Modification Agreement, it being understood that in no event shall any compensation be payable for any transaction which closes after June 24, 2006, unless otherwise agreed in writing hereafter by the parties hereto. The List means the list, delivered by Silverwood to Path 1 on March 10, of (i) certain entities as to which Silverwood advised Path 1 before June 24, 2005 or to whom Path 1 proposed, and (ii) certain entities with whom Path 1 held discussions regarding, a Private Placement, Sale or other transaction between September 9, 2004 and June 24, 2005.

5.	(a) Silverwood agrees to forthwith dismiss the Lawsuit with prejudice.

(b) Silverwood agrees never under any circumstance to refile in any court the Lawsuit, nor file any litigation which includes any Silverwood Claims (as defined below). Silverwood releases Path 1 and its officers, directors, employees, agents, attorneys, stockholders, lenders, affiliates, insurers, successors and assigns, from all causes of action, lawsuits, claims, demands, charges, liabilities or complaints of whatever kind, present or future, known or unknown (the “Silverwood Claims”). Provided, however, that the Silverwood Claims expressly do not include (i) Claims arising under this Modification Agreement, (ii) Claims arising under warrants previously issued by Path 1 to Silverwood or its designees under the Engagement Agreement, or (iii) future Claims (i.e., claims arising after the date of this Modification Agreement) arising under the Engagement Agreement (as amended herein). Silverwood acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to all or any of the Silverwood Claims. Nevertheless, Silverwood agrees that the release set forth herein shall be and remain effective in all respects, notwithstanding the discovery of such additional or different facts.

(c) Path 1 agrees never under any circumstance to file any litigation which includes any Path 1 Claims (as defined below). Path 1 releases Silverwood and its members, managers, constituent partners, officers, directors, employees, agents, attorneys, stockholders, lenders, affiliates, insurers, successors and assigns, from all causes of action, lawsuits, claims, demands, charges, liabilities or complaints of whatever kind, present or future, known or unknown (the “Path 1 Claims”). Provided, however, that the Path 1 Claims expressly do not include (i) Claims arising under this Modification Agreement or (ii) future Claims (i.e., claims arising after the date of this Modification Agreement) arising under the Engagement Agreement (as amended herein). Path 1 acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to all or any of the Path 1 Claims. Nevertheless, Path 1 agrees that the release set forth herein shall be and remain effective in all respects, notwithstanding the discovery of such additional or different facts.

(d) Each party shall bear its own expenses in connection with the Lawsuit and in connection with this Modification Agreement. The parties agree that if either of them breaches the terms of this Modification Agreement, the other party would be irreparably injured, and in the event of such breach the other party shall be entitled to temporary, preliminary and permanent injunctive relief, specific performance and other equitable remedies, in addition to any and all remedies at law for such breach.

(e) Silverwood represents that it has not previously assigned, and covenants that it never will assign, any Silverwood Claims to anybody other than as previously agreed between the parties hereto or as agreed herein. Path 1 represents that it has not previously assigned, and covenants that it never will assign, any Path 1 Claims to anybody.

(f) Each of the parties expressly waives any and all rights and benefits conferred upon it by Section 1542 of the Civil Code of the State of California (and under all similar statutes and common-law principles of all jurisdictions), which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

6. This Modification Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Modification Agreement cannot be amended, terminated or waived except in a writing signed by both parties. Each party represents and warrants that no promise, inducement or agreement not expressed herein has been made to it in connection with this Modification Agreement. This Modification Agreement contains the entire agreement between the parties with respect to the subject matter of the Lawsuit, the Engagement Agreement, the Silverwood Claims and the Path 1 Claims and supersedes any previous agreement between the parties with regard to the subject matter hereof.

7. This Modification Agreement shall be binding upon the parties hereto and their assigns and successors, and shall inure to the benefit of the parties hereto and their assigns and successors and the other releasees described herein and their respective assigns and successors.

8. Silverwood may, in accordance with the Engagement Agreement, at its option and expense, place an announcement on its Web site, in Silverwood marketing materials and in such newspapers and periodicals as Silverwood may select that includes Path 1 press release information, Path 1’s logo and customary “tombstone” information for the Series A Preferred Stock Financing, the Series B Preferred Stock financing and the Laurus Transaction.

9 . This Modification Agreement may be executed in counterparts. This Modification Agreement may be executed by facsimile transmission.

PATH 1 NETWORK TECHNOLOGIES INC.

By:	/s/ Tom Tullie
Tom Tullie
Chief Executive Officer

SILVERWOOD PARTNERS LLC

By:	/s/ Jonathan Hodson-Walker
Jonathan Hodson-Walker
Managing Partner

I agree that I am acquiring the warrants described above, and would acquire the underlying shares, for investment and not with a view to distribution thereof.

/s/ Jonathan Hodson-Walker
Jonathan Hodson-Walker
/s/ Nicolas A. McCoy
Nicolas A. McCoy
/s/ John C. Bowen
John C. Bowen